Exhibit 3.1

TRANSLATION FOR INFORMATION PURPOSES

INNATE PHARMA SA

A corporation with executive board and supervisory board with a share capital of EUR 3,202,920.85

Registered Office: 117, avenue de Luminy, 13009 Marseille

424 365 336 Registry of Trade and Companies of Marseille

ARTICLES OF ASSOCIATION (BY-LAWS)

Amended by the Executive Board of April 18, 2019

TRANSLATION FOR INFORMATION PURPOSES

TITLE I

FORM – NAME – REGISTERED OFFICE – OBJECT – DURATION

ARTICLE 1 – Form

The Company was incorporated in the form of a Simplified Share Company governed by applicable statutory provisions and by these articles of association.

The Company was transformed into a Corporation with a Executive Board and a Supervisory Board by a decision of the Mixed Meeting of Shareholders of 13 June 2005. It is governed by the statutory and regulatory provisions in force and by these articles of association.

ARTICLE 2 – Corporate Name

The name of the Company is INNATE PHARMA.

On any instruments or documents issued by the Company, the name of the Company must be immediately preceded or followed by the words “Corporation with Executive Board and Supervisory Board” and a statement of the share capital.

ARTICLE 3 – Registered Office

The registered office is at 117, avenue de Luminy, 13009 Marseille.

It may be transferred within the same administrative department or to a neighbouring administrative department by a decision of the Supervisory Board subject to ratification by the Ordinary Meeting of Shareholders.

ARTICLE 4 – Purpose

The purpose of the Company is, directly or indirectly, in France and abroad, to:

•	carry out, on its own behalf or on behalf of third parties, any research, development, studies and development of manufacturing or marketing procedures for pharmaceutical products;

•	register or grant any patent or licence directly or indirectly connected with its activity; and

•

more generally, carry out any transactions of any kind whatsoever including economic, legal, financial, civil or commercial transactions which may be directly or indirectly related to the corporate purposes or to any similar, related or complementary objects.

ARTICLE 5 – Duration

Unless it is extended or wound up early, the Company shall have a duration of 99 years which starts from the day of its registration at the Registry of Trade and Companies.

Decisions to extend the duration of the Company or to wind it up early shall be taken collectively by the shareholders.

2.

TRANSLATION FOR INFORMATION PURPOSES

TITLE II

CONTRIBUTION – SHARE CAPITAL – FORM OF SHARES – RIGHTS AND OBLIGATIONS

ATTACHED TO SHARES

ARTICLE 6 – Share Capital

The share capital is € 3,202,920.85 (three million two hundred two thousand nine hundred twenty euros and eighty five cents). It is divided into 64,043,905 (sixty four million forty-three thousand nine hundred five) ordinary shares of zero point zero five (0.05) euro each, 6,931 (six thousand nine hundred thirty one) preference shares of zero point zero five (0.05) euro each (herein referred to as “2016 Preference Shares”) and 7,581 (seven thousand five hundred eighty-one) preference shares of zero point zero five (0.05) euro each (herein referred to as “2017 Preference Shares”), fully subscribed and fully paid up in cash.

ARTICLE 7 – Modifications of the Share Capital

I.    The share capital may be increased by either the issue of new shares or an increase of the nominal value of existing shares.

New shares are paid up either in cash, by a contribution in kind, by set-off against due and payable receivables, by incorporation of profit, reserves or issue premiums into the share capital, as a result of a merger or demerger, or further to the exercise of a right attached to securities entitling their holder to capital, including, as the case may be, the payment of the corresponding amounts.

New shares are issued at either their nominal amount or at such amount increased by an issue premium.

A share capital increase can only be decided by an Extraordinary Meeting of Shareholders, following a report by the Executive Board containing the information required by law.

An Extraordinary Meeting of Shareholders may, however, delegate such competence to the Executive Board pursuant to the conditions provided by law. Within the limit of the powers so granted by an Extraordinary Meeting of Shareholders, the Executive Board shall have the powers required to increase the share capital in one or several steps, to determine the terms and conditions thereof, to officially acknowledge the completion thereof and to make the corresponding amendments to the articles of association.

If a share capital increase is decided by a Meeting of Shareholders, it may delegate all the powers required for the completion of the operation to the Executive Board.

If the Executive Board is acting by virtue of a delegation of power or competence, it shall prepare a supplementary report to the Ordinary Meeting of Shareholders held following the meeting of the Executive Board at which such action is taken.

If the share capital is increased by the incorporation of profits, reserves or issue premiums, the Extraordinary Meeting of Shareholders shall deliberate pursuant to the conditions of quorum and majority required for Ordinary Meeting of Shareholders. In such case, the Meeting of Shareholders may decide that rights constituting fractional shares shall be neither negotiable nor transferable and that the corresponding securities should be sold. The proceeds of sale shall be allocated to the holders in proportion to their rights.

An increase in share capital by increasing the nominal amount of shares may only be decided by a unanimous decision of the shareholders, unless it is the result of an incorporation of profits, reserves or issue premiums into the share capital.

3.

TRANSLATION FOR INFORMATION PURPOSES

Shareholders have a preferential right of subscription, in proportion to their shareholdings, to shares issued by way of cash contribution in order to increase the share capital. Shares acquired pursuant to the exercise of this right shall be of the same category as that of the share from which the aforesaid right arises. This also applies to shares resulting from the acquisition of securities other than shares.

Shareholders may dispose of all or part of their subscription rights during the subscription period. Such rights are negotiable if they are detached from shares which are themselves negotiable. If this is not the case, then such subscription rights may be disposed of on the same terms as the shares themselves.

Shareholders may waive their preferential right on an individual basis.

The Extraordinary Meeting of Shareholders which decides to increase the share capital may cancel the preferential right to subscription pursuant to the conditions and within the limits set by law, and shall make such decision following the issuance of reports of the Executive Board and the Statutory Auditors, in accordance with the conditions determined by the law and regulations in force.

Shares which have not been subscribed for on an irreducible basis may be allocated to shareholders who may have subscribed on a reducible basis for a greater number of shares than that to which they could have subscribed on a preferential basis, in proportion to their subscription rights, and in any event, within the limit of their request, if the Extraordinary Meeting of Shareholders, or, in the case of delegation, the Executive Board, expressly so decides.

If the subscriptions have not, in any respect whatsoever, covered the entire share capital increase, the Executive Board may exercise any one or more of the options provided below, in the order it sees fit:

(i)

limit the share capital increase to the amount of the subscriptions on the dual condition that such subscriptions cover at least three quarters of the amount of the originally determined increase, and that such option has not been expressly prohibited by the Extraordinary Meeting of Shareholders at the time of issue;

(ii)	allocate the remaining shares unless the Extraordinary Meeting of Shareholders has decided otherwise; and

(iii)	opening the subscription to the public if this has been expressly authorised by the Extraordinary Meeting of Shareholders.

If the subscriptions have not covered the entire share capital increase, or three quarters of this increase in the case of (i) above, after such options have been exercised, the share capital increase shall not be carried out.

However, the Executive Board may in any case automatically limit the share capital increase to the amount covered by subscriptions, if unsubscribed shares represent less than 3% of the share capital increase.

In the case of a share capital increase with or without a preferential right of subscription, the Extraordinary Meeting of Shareholders may provide that the number of shares may be increased within thirty days of the closure of subscriptions by up to 15% of, and at the same price as for, the original issue.

If the share capital increase produces fractional shares, shareholders with insufficient subscription or allocation rights shall be required personally to acquire or dispose of the subscription rights necessary to obtain delivery of a whole number of new shares.

4.

TRANSLATION FOR INFORMATION PURPOSES

II.    An Extraordinary Meeting of Shareholders (or, in the case of delegation, the Executive Board) may also (subject to the rights of creditors if relevant) authorise or decide upon a reduction of share capital for any reason and by any procedure whatsoever. A reduction in share capital may not, in any event, derogate from the principle of equality between shareholders.

The reduction of share capital to an amount below the legal minimum can only be decided subject to the condition precedent of a share capital increase to at least the statutory minimum, unless the Company is transformed into a company having a different corporate form. In the event that the foregoing principle is not complied with, any interested party may ask the courts to dissolve the Company, provided however that the dissolution of the Company cannot be ordered if, as of the date on which the court rules on the merits, the situation has been rectified.

Subject to the legal and regulatory provisions in force, the Company may not either subscribe to or purchase its own shares. However, if an Extraordinary Meeting of Shareholders has decided on a reduction of share capital for reasons other than due to losses, it can authorise the Executive Board to purchase a fixed number of shares in order to cancel them.

ARTICLE 8 – Paying Up Shares

At least one quarter of the nominal value of shares subscribed for cash must be paid up on subscription together with the full amount of the issue premium, if relevant.

The remainder must be paid up in one or more instalments, upon calls made by the Executive Board, within five years of the day on which the share capital increase was completed.

Subscribers will be informed of calls for funds by registered letter with confirmation of receipt sent at least fifteen days prior to the date set for each payment.

If a shareholder does not pay the amounts due with respect to the shares for which he has subscribed, on the dates determined by the Executive Board, interest will automatically accrue on such amounts in favour of the Company at the statutory rate defined in Article L. 313-2 of the Monetary and Financial Code, as of the expiry of the month following the date on which they fall due and without the need for a court petition or formal notice. Moreover, when due payments in respect of shares have not been made within thirty days of formal notice sent to the defaulting shareholder, such shares will no longer entitle the holder to admission to shareholders’ meeting and the right to vote in shareholders’ meetings, and shall be deducted for the calculation of the quorum. The right to dividends and the preferential right of subscription to share capital increases attached to these shares shall be suspended. These rights shall be regained on payment of the principal and interest due in respect of the amounts due. A shareholder can then request the payment of dividends that are not time-barred and exercise his preferential right of subscription if the exercise period for such right has not expired.

The share capital must be fully paid up prior to any issue of additional shares to be paid up in cash.

ARTICLE 9 – Form of Shares – Administration of the Share Accounts

Ordinary shares are either in registered form or, if allowed by law, in bearer form, at the shareholder’s discretion. Fully paid-up 2016 Preference Shares are in registered form. Fully paid-up 2017 Preference Shares are in registered form.

Ordinary shares, 2016 Preference Shares and 2017 Preference Shares are registered in individual accounts opened by the Company or any authorised intermediary, in the name of each shareholder and kept according to the conditions and procedures provided by legal and regulatory provisions.

5.

TRANSLATION FOR INFORMATION PURPOSES

The Company is authorised to rely on statutory provisions, in particular Article L. 228-2 of the Commercial Code, with respect to the identification of the holders of bearer shares and for such purpose it may at any time request the central depositary who administers the share account, to provide the information referred to in Article L. 228-2 of the Commercial Code, in exchange for payment. The Company is therefore, in particular, entitled at any time to request the name and year of birth, or concerning a legal person, the corporate name and year of incorporation, the nationality and the post address and, if applicable, email address of holders of securities which give the right to vote in Meeting of Shareholders, either immediately or in the future, as well as the number of shares held by each of them and, as the case may be, any restrictions which may apply to the shares.

ARTICLE 10 – Transfer of Shares

Registered shares may be transferred by transfer from one account to another.

Ordinary shares paid up in cash are freely transferable as from the completion of the share capital increase. Ordinary shares received in exchange for contribution in kind are freely transferable as from the completion of the share capital increase, i.e. on the date of the Meeting of Shareholders or meeting of the Executive Board, acting under delegation, which approved the contribution, in the case of an in-kind contribution during the life of the company.

Title to ordinary shares is transferred by registration in the buyer’s account, on the date and in accordance with the conditions provided by applicable law and, as the case may be, regulations.

Ordinary shares are freely transferable subject to legislative provisions. 2016 Preference Shares and 2017 Preference Shares are transferable under the conditions set forth in Article 12 of these by-laws.

ARTICLE 11 – Crossing of Thresholds

Any natural person or legal entity referred to under Articles L. 233-7, L. 233-9 and L. 223-10 of the Commercial Code who gains possession, directly or indirectly, alone or in concert, of a number of shares which represent a portion of the share capital or voting rights of the Company equal to or greater than 1% or a multiple of such percentage, must inform the Company of the total number of shares, voting rights and securities granting an interest in capital or voting rights which it owns immediately or would own in the future, by registered mail with confirmation of receipt sent to the registered office of the Company within five trading days starting from the date that the aforesaid threshold(s) were crossed.

The obligation of information provided above also applies in the same conditions when the aforesaid thresholds are crossed downwards.

Shares or voting rights in excess of the portion which should have been declared but which have not been declared pursuant to the aforesaid conditions, are stripped of their rights to vote at shareholders’ meetings for any meeting held within two years following the date of the regularisation of the declaration in accordance with Article L. 233-14 of the Commercial Code, if failure to make the declaration has been observed and if one or more shareholders holding an interest of at least 5% of the share capital of the Company make such request, recorded in the minutes of the Meeting of Shareholders.

The foregoing obligations to declare apply in addition to the threshold crossing declarations provided by legal or regulatory provisions in force.

ARTICLE 12 – Rights and Obligations attached to Shares

The share capital of the Company is divided between ordinary shares, 2016 Preference Shares and 2017 Preference Shares.

6.

TRANSLATION FOR INFORMATION PURPOSES

I.    Rights attached to ordinary shares, 2016 Preference Shares and 2017 Preference Shares

Without prejudice to the rights attached to 2016 Preference Shares and 2017 Preference Shares, each ordinary share entitles to a portion of the corporate profits and assets in proportion to the portion of share capital that it represents.

In addition, each ordinary share gives the right to vote and be represented at General Meetings of Shareholders pursuant to the conditions provided by law and in these articles of association. Ordinary shares, 2016 Preference Shares and 2017 Preference Shares (including shares of the Company that might be allocated for free in the framework of a capital increase through the incorporation of reserves, issue premiums or profits) do not grant a double voting right pursuant to the last paragraph of Article L. 225-123 of the French Commercial Code.

Shareholders holding ordinary shares, 2016 Preference Shares and 2017 Preference Shares are only liable up to the nominal amount of the shares which they hold and any request for funds beyond that amount is prohibited.

Ownership of ordinary shares, 2016 Preference Shares and 2017 Preference Shares automatically implies agreement to be bound by the Company’s by-laws and the decisions of the General Meeting of Shareholders.

The heirs, creditors, successors or other representatives of the shareholder holding ordinary shares, 2016 Preference Shares or 2017 Preference Shares cannot request seals to be placed on the Company’s assets and securities or request their distribution or sale by public auction, or to interfere with its management. In order to exercise their rights, they should rely on company records and the decisions of the General Meeting of Shareholders.

Whenever it is necessary to hold several ordinary shares, 2016 Preference Shares or 2017 Preference Shares in order to exercise a right of any kind, in the case of an exchange, regrouping or allocation of securities, or further to a share capital increase or decrease, merger or other corporate transaction, holders of single shares or of less than the number of shares so required will only be able to exercise such right if they themselves collect and, as the case may be, purchase or sell, the required number of securities.

However, the Company may, in the case of an exchange of securities further to a merger or demerger, a share capital reduction, the regrouping or division and mandatory conversion of bearer into registered shares, or the distribution of securities deducted from reserves or in connection with a share capital reduction, or the distribution or allocation of free shares, pursuant to a decision of the Executive Board, sell any securities in respect of which the persons entitled thereto have not requested delivery subject to having carried out the publicity formalities provided by regulations at least two years beforehand.

As from the date of such sale, the prior securities or rights to distribution or allocation shall be cancelled as and when required, and their holders shall only be entitled to the allocation of the net proceeds of sale of unclaimed securities.

II.    2016 Preference Shares

A.    Rights attached to 2016 Preference Shares

2016 Preference Shares and the rights of holders thereof are governed by the applicable provisions of the French Commercial Code, in particular Articles 228-11 et seq. thereof.

The maximum number of 2016 Preference Shares that may be allocated is 7,500 shares.

7.

TRANSLATION FOR INFORMATION PURPOSES

Only the 2016 Preference Shares convertible into ordinary shares pursuant to the terms and conditions specified below benefit from a dividend and are entitled to the reserves, applicable only from the date at which they become convertible. The 2016 Preference Shares that have become convertible will bear rights as from the first day of the financial year preceding the financial year during which they become convertible. The amount of the dividend (and, if applicable, of the portion of the reserves) to which each 2016 Preference Shares entitles is equal to the amount due in respect of an ordinary share, multiplied by the number of ordinary share that can be received from the conversion of each 2016 Preference Shares.

2016 Preference Shares give no preferential subscription right to any capital increase or any operation granting a right on ordinary shares.

In the event of an operation taking place before the 2016 Preference Shares are converted pursuant to paragraph II.B below, the conversion ratio will be adjusted pursuant to the provisions of Article L. 228-99, Paragraph 2, 3° and Paragraph 5 of the French Commercial Code.

With regards to the ownership of corporate assets, a 2016 Preference Shares gives right to a portion of the liquidation surplus in proportion to the portion of share capital that it represents.

Only the 2016 Preference Shares convertible into ordinary shares pursuant to the terms and conditions specified below grant the right to vote in the ordinary and extraordinary general meetings of holders of ordinary shares, applicable only from the date at which they become convertible. The number of voting rights granted by each 2016 Preference Share is equal to the number of ordinary shares that can be received from the conversion of each 2016 Preference Share.

2016 Preference Shares grant the right to vote in the special meetings of holders of 2016 Preference Shares. Holders of 2016 Preference Shares are grouped into a special meeting for any proposed modification of the rights attached to 2016 Preference Shares. In addition, pursuant to the provisions of Article L. 228-17 of the French Commercial Code, any proposed merger or demerger of the Company in which 2016 Preference Shares cannot be exchanged for shares with equivalent particular rights will be subject to the approval of any relevant special meeting.

Special meetings can only make valid decisions if the holders of 2016 Preference Shares that are present or represented hold at least, when convened for the first time, one third, and when convened for the second time, one fifth of the 2016 Preference Shares carrying the right to vote. If the capital is modified or adjusted, the rights of holders of 2016 Preference Shares are adjusted so that their rights may be maintained pursuant to Article L. 228-99 of the French Commercial Code. The other rights attached to 2016 Preference Shares are specified in the next paragraph.

B.    Conversion of 2016 Preference Shares into ordinary shares

The issuance of 2016 Preference Shares may only be decided in the framework of an allocation of free shares in favour of the employees and/or executive officers of the Company, pursuant to the provisions of Articles L. 225-97-1 of the French Commercial Code.

2016 Preference Shares will be definitively acquired by the beneficiaries after an acquisition period of one year from their allocation by the Executive Board and subject to the beneficiary’s presence in the Company or its consolidated subsidiaries as an employee, executive officer or member of an executive or supervisory body or, if applicable, of the equivalent thereof in foreign law. The “Acquisition Date” is defined as the end of the acquisition period of the Preference Shares.

However, in the event of invalidity of the beneficiary corresponding to classification in the second or third categories set forth by Article L. 341-4 of the French Social Security Code (or the equivalent thereof in an applicable foreign law), the 2016 Preference Shares will be allocated definitively prior to the Acquisition Date.

8.

TRANSLATION FOR INFORMATION PURPOSES

The 2016 Preference Shares become convertible in ordinary shares, either new or existing at the Company’s option, after the above-mentioned one-year vesting period from their allocation by the Executive Board, followed by a two-year retention period from the definitive allocation (the “Retention Period”), under the conditions set forth in Paragraphs 2 to 10 below. The “Expiry Date of the Retention Period” is defined as the end of the Retention Period.

However, in the event of invalidity of the beneficiary corresponding to classification in the second or third categories set forth by Article L. 341-4 of the French Social Security Code (or the equivalent thereof in an applicable foreign law), the 2016 Preference Shares will be allocated definitively prior to the Acquisition Date.

1.	As from the first anniversary date of the Acquisition Date, 2016 Preference Shares will be freely transferable to a credit institution in the framework of a pledge agreement.

Pursuant to the provisions set forth in the Article L. 225-197-1 I., Paragraph 6 of the French Commercial Code, the 2016 Preference Shares will be freely transferable in the event of invalidity of the beneficiary corresponding to classification in the second or third categories set forth by Article L. 341-4 of the French Social Security Code, regardless of whether such invalidity occurs before or after the Acquisition Date.

2.	2016 Preference Shares may only be converted for a conversion period of six years and six months from the Expiry Date of the Retention Period (the “Conversion Period”).

3.

During the Conversion Period, each holder of 2016 Preference Shares will have the right to convert each of his 2016 Preference Shares in ordinary shares, either new or existing (at the Company’s option). The number of ordinary shares to which the conversion of one 2016 Preference Share will entitle will be equal to the sum of (i) a number of ordinary shares determined according to the fulfilment of an internal condition (the “Internal Condition”) and a market condition as defined below ((the “Market Condition”) (together the “Performance Criteria”).

The fulfilment of the Performance Criteria will give the right to convert each 2016 Preference Share in a maximum of 200 ordinary shares, i.e. a maximum of 100 ordinary shares under the Internal Condition and a maximum of 100 ordinary shares under the Market Condition.

It is specified that this conversion ratio thus determined will be adjusted in order to take into account the shares to be issued to preserve the rights of holders of securities or other rights giving access to the share capital and holders of 2016 Preference Shares under legal and statutory requirements and Paragraph II. above.

4.	The Internal Condition in order to calculate the number of 2016 Preference Shares that can be converted will be determined as a function of the highest of the following two alternative criteria:

a)

The first criterion is a function of the consolidated collected turnover of the Company relating to a present or future partnership or licensing agreement, cumulated over the period from 1 July 2016 to 30 June 2019 (the “Cash Revenues”):

(i)	If the Turnover is strictly inferior to 50 million euros, the conversion ratio under the Internal Condition will be equal to 0;

(ii)	If the Turnover is superior or equal to 50 million euros and inferior to 150 million euros, the conversion ratio under the Price Condition will be equal to:

[(Turnover-50)/100]×100

9.

TRANSLATION FOR INFORMATION PURPOSES

(iii)	If the Cash Revenues are equal or superior to 150 million Euros, the conversion ratio under the Internal Condition will be equal to 100;

b)

The second criterion is a function of the maturity of the portfolio of drug candidates developed by the Company during the three years before the Expiry Date of the Retention Period. “Drug candidates developed by the Company” mean Lirilumab, Monalizumab and IPH4102. For each of these products:

(i)

In the event of the authorization by the competent regulatory authority the United States or in Europe for the Company or one of its partners to carry out a Phase III trial or a clinical trial with a view to register a product, the conversion ratio under the Internal Condition will be equal to 50;

(ii)

In the event of the authorization by the competent regulatory authority in the United States or in Europe for the Company or one of its partners to carry out two Phases III trials or clinical trials with a view to register two products and/or two different indications for one product, the conversion ratio under the Internal Condition will be equal to 75;

(iii)

In the event of an acceptance from the European Medicines Agency (EMA) in Europe or the Food and Drug Administration (FDA) in the United States to examine a filing by the Company or one of its partners of a marketing authorization request, the conversion ratio under the Internal Condition will be equal to 100.

5.	The Market Condition in order to calculate the conversion ratio of 2016 Preference Shares into ordinary shares will be determined depending on the stock market price of the Innate Pharma share:

The terms “Initial Price” mean the average closing price of the Innate Pharma share on Euronext Paris for the sixty trading days prior to the Allocation Date by the Executive Board.

The terms “Final Price” mean the highest average closing price of the Innate Pharma share on Euronext Paris over a period of sixty consecutive days calculated at any time during the three years prior to the Expiry Date of the Retention Period.

The terms “High Price” means the Initial Price multiplied by two.

a)	If the Final Price is strictly inferior to the Initial Price, the conversion ratio under the Market Condition will be equal to 0;

b)	If the Final Price is between (i) a value equal or superior to the Initial Price and (ii) a value inferior to the High Price, the conversion ratio under the Market Condition will be equal to:

[(Final Price / Initial Price) –1/ ] x 100

c)	If the Final Price is equal or superior to the High Price, the conversion ratio under the Market Condition will be equal to 100.

6.

The right to convert 2016 Preference Shares into ordinary shares, as well as the right to vote in the general meetings of ordinary shares holders and the right to the dividend and to a portion of the reserves attached to 2016 Preference Shares that have become convertible pursuant to Paragraph II. above, are subject to the condition of the beneficiary’s presence in the Company or its consolidated subsidiaries as an employee, an executive officer or a member of an executive or supervisory body or, if applicable, of the equivalent thereof in foreign law as at the Expiry Date

10.

TRANSLATION FOR INFORMATION PURPOSES

of the Retention Period. In the event that such condition ceases to be fulfilled, the Company may proceed at any moment to the redemption of 2016 Preference Shares in the conditions set forth in Paragraph 8. below. It is specified that the provisions of this paragraph do not apply if the presence of the beneficiary in the Company or its consolidated subsidiaries ceases due to death, invalidity or retirement.

7.	The fulfilment of the Performance Criteria will be recorded in a meeting of the Executive Board as soon as practicable after the Expiry Date of the Retention Period.

8.

2016 Preference Shares that cannot be converted into ordinary shares depending on the extent to which the Performance Criteria are fulfilled or if the presence condition as at the Expiry Date of the Retention Period is not fulfilled, and 2016 Preference Shares that can be but will not have been converted at the end of the Conversion Period, may be bought at any time by the Company (which is under no obligation to do so) at their nominal value.

9.

At the end of the Conversion Period, the Company will have the possibility to proceed, pursuant to applicable legal and regulatory provisions, to the cancellation of 2016 Preference Shares that will have not been converted, including those that it will have bought. The share capital will then be reduced accordingly, and creditors will have the right to oppose such reduction in the conditions set forth in Article L. 225-205 of the French Commercial Code.

10.

New ordinary shares resulting from the conversion of 2016 Preference Shares will be assimilated to existing ordinary shares, will bear rights as from the first day of the financial year preceding the financial year during which they become convertible, and will grant to their holders, starting from their delivery, all the rights attached to ordinary shares. They will be subject to a request for listing on the regulated market of Euronext Paris on the same listing line as ordinary shares.

By way of derogation to the above, the allocation of 2016 Preference Shares can take place after the date of their allocation by the Executive Board and prior to the Acquisition Date, in the event of invalidity of the beneficiary corresponding to classification in the second or third categories set forth by Article L. 341-4 of the French Social Security Code, at the beneficiary’s request.

The Executive Board will record the conversion into ordinary shares of the 2016 Preference Shares for which the conversion fulfils the conditions set forth above, as well as the number of ordinary shares resulting from the conversions of 2016 Preference Shares that have taken place, and will modify the by-laws accordingly, in particular with regards to the breakdown of shares by category. This competence may be delegated to the Chairman of the Executive Board under the conditions set forth by law.

If the conversion of 2016 Preference Shares into ordinary shares results in a capital increase, such increase will be fully paid up at issue through the incorporation of reserves, profits or issue premiums for the corresponding amount.

Shareholders will be informed of the conversions having taken place by the reports of the Executive Board and Statutory Auditors pursuant to Article R. 228-18 of the French Commercial Code. These supplementary reports will be made available to the shareholders at the Company’s registered office as from the date on which each meeting is convened.

III.    2017 Preference Shares

A.    Rights attached to 2017 Preference Shares

2017 Preference Shares and the rights of holders thereof are governed by the applicable provisions of the French Commercial Code, in particular Articles 228-11 et seq. thereof.

11.

TRANSLATION FOR INFORMATION PURPOSES

The maximum number of 2017 Preference Shares that may be allocated is 12,500 shares.

From their definitive acquisition until the date at which they become convertible, the 2017 Preference Shares grant the right to vote in the ordinary and extraordinary general meetings of holders of ordinary shares on the basis of one voting right per 2017 Preference Share. As from the date on which they become convertible, the number of voting rights to which each 2017 Preferred Share entitles the holder becomes equal to the number of ordinary shares to which the conversion of each 2017 Preferred Share entitles the holder.

2017 Preference Shares grant the right to vote in the special meetings of holders of 2017 Preference Shares. Holders of 2017 Preference Shares are grouped into a special meeting for any proposed modification of the rights attached to 2017 Preference Shares. In addition, pursuant to the provisions of Article L. 228-17 of the French Commercial Code, any proposed merger or demerger of the Company in which 2017 Preference Shares cannot be exchanged for shares with equivalent particular rights will be subject to the approval of any relevant special meeting.

Special meetings can only make valid decisions if the holders of 2017 Preference Shares that are present or represented hold at least, when convened for the first time, one third, and when convened for the second time, one fifth of the 2017 Preference Shares carrying the right to vote.

From their definitive acquisition until the date at which they become convertible, the 2017 Preference Shares benefit from a dividend and are entitled to the reserves. The amount of the dividend (and, if applicable, of the portion of the reserves) to which each 2017 Preference Shares entitles is equal to the amount due in respect of an ordinary share. To this end, the 2017 Preference Shares will bear rights as from the first day of the financial year preceding the financial year during which they are definitively acquired. As from the date at which they become convertible, the amount of the dividend (and, if applicable, of the portion of the reserves) to which each 2017 Preference Shares entitles is equal to the amount due in respect of an ordinary share, multiplied by the number of ordinary share that can be received from the conversion of each 2017 Preference Shares.

With regards to the ownership of corporate assets, a 2017 Preference Shares gives right to a portion of the liquidation surplus in proportion to the portion of share capital that it represents.

2017 Preference Shares give preferential subscription rights to any capital increase or any operation granting a right on ordinary shares, on the basis of one preferential subscription right per 2017 Preferred Share.

In the event of a capital depreciation or reduction, a change in the distribution of profits, an allocation of free shares, or the incorporation into the capital of reserves, profits or share premiums, distribution of reserves or any issue of capital securities or securities giving the right to the allocation of capital securities with a subscription right reserved for shareholders before the 2017 Preferred Shares are convertible under the conditions provided below, the conversion ratio will be adjusted to take into account this operation pursuant to the provisions of Article L. 228-99, Paragraph 2, 3° and Paragraph 5 of the French Commercial Code.

B.    Conversion of 2017 Preference Shares into ordinary shares

The issuance of 2017 Preference Shares may only be decided in the framework of an allocation of free shares in favour of the employees and/or executive officers of the Company, pursuant to the provisions of Articles L. 225-97-1 of the French Commercial Code.

2017 Preference Shares will be definitively acquired by the beneficiaries after an acquisition period of one year from their allocation by the Executive Board and subject to the beneficiary’s presence in the Company or its consolidated subsidiaries as an employee, executive officer or member of an executive or supervisory body or, if applicable, of the equivalent thereof in foreign law. The “Acquisition Date” is defined as the end of the acquisition period of the 2017 Preference Shares.

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However, in the event of invalidity of the beneficiary corresponding to classification in the second or third categories set forth by Article L. 341-4 of the French Social Security Code (or the equivalent thereof in an applicable foreign law), the 2017 Preference Shares will be allocated definitively prior to the Acquisition Date. In the event of the death of the beneficiary, in accordance with the provisions of Article L. 225-197-3 of the French Commercial Code, the heirs or successors of the beneficiary may, if they so wish, request the definitive allocation of the 2017 Preferred Shares to them within six months of the date of death. In the event of retirement, the beneficiaries will retain their right to the definitive allocation of the 2017 Preferred Shares although they are no longer bound by an employment contract.

1.    The 2017 Preference Shares become convertible in ordinary shares, either new or existing at the Company’s option, after the above-mentioned one-year vesting period from their allocation by the Executive Board, followed by a two-year retention period from the definitive allocation (the “Retention Period”), under the conditions set forth in Paragraphs 2 to 13 below. The “Expiry Date of the Retention Period” is defined as the end of the Retention Period.

As an exception to the above, in the event of a public tender or exchange offer, the final results of which are announced no later than the Expiry Date of the Retention Period as defined above, the 2017 Preferred Shares will become convertible no later than (i) the first anniversary of the Definitive Allocation (if such an offer occurs before such anniversary and in such a way that the Retention Period lasts at least one year), or (ii) the date of announcement of the final results of such an offer (if such an offer occurs after the anniversary) (the “Amended Expiry Date of the Retention Period”).

2.    As from the first anniversary date of the Acquisition Date, 2017 Preference Shares will be freely transferable to a credit institution in the framework of a pledge agreement.

Pursuant to the provisions set forth in the Article L. 225-197-1 I., Paragraph 6 of the French Commercial Code, the 2017 Preference Shares will be freely transferable in the event of invalidity of the beneficiary corresponding to classification in the second or third categories set forth by Article L. 341-4 of the French Social Security Code, regardless of whether such invalidity occurs before or after the Acquisition Date.

In the event of the beneficiary’s death, whether during the vesting period or the Retention Period, his heirs will no longer be required to comply with this non-transferability commitment, so that the 2017 Preferred Shares for which they have requested the definitive allocation will freely become transferable.

3.    2017 Preference Shares may only be converted for a conversion period of six years and six months from the Expiry Date of the Retention Period (the “Conversion Period”), provided however that in the event of a public tender or exchange offer whose final results are announced no later than the Expiry Date of the Retention Period, the Conversion Period shall commence from the Amended Expiry Date of the Retention Period for such a period that, together with the Retention Period, it represents a total duration of eight years and six months from the Acquisition Date.

4.    During the Conversion Period, each holder of 2017 Preference Shares will have the right to convert each of his 2017 Preference Shares in ordinary shares, either new or existing (at the Company’s option). The number of ordinary shares to which the conversion of one 2017 Preference Share will entitle will be equal to a number of ordinary shares determined according to the fulfilment of a market condition as defined below (the “Market Condition”).

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5.    The Market Condition in order to calculate the conversion ratio of 2017 Preference Shares into ordinary shares will be determined based on the relative performance of the Innate pharma share.

The term “Initial Price” means the average closing price of the Innate Pharma share on Euronext Paris for the sixty trading days prior to the date of the General Meeting.

The term “Final Price” means (i) the highest average closing price of the Innate Pharma share on Euronext Paris over a period of sixty consecutive days, calculated at any time during the twelve months prior to the Expiry Date of the Retention Period, or (ii) in the event of a public tender or exchange offer whose final results are announced no later than the Expiry Date of the Retention Period, the price at which this public tender offer is made (or, in the case of a public exchange offer only, the price by transparency by applying the exchange ratio to the closing price of the bidder’s share on the day before the Amended Expiry Date of the Retention Period).

a)	If the Final Price is inferior or equal to the Initial Price, the conversion ratio will be equal to 0;

b)	If the Final Price is comprised between the Initial Price and € 30, the conversion ratio will be equal to:

100 x [(Final Price – Initial Price) / (30 – Initial Price)], rounded up to the nearest whole number

c)	If the Final Price is equal or superior to € 30, the conversion ratio will be equal to 100.

However, if between the date of the General Meeting and the Expiry Date of the Retention Period (or, as the case may be, the Amended Expiry Date of the Retention Period), one of the Reference Indexes (as defined below) were to experience a Significant Variation (as defined below), then the Executive Board will have the possibility to adjust the Initial Price and/or the Final Price to neutralize the exogenous impact of such a Significant Variation. The Executive Board shall, in this case, appoint a recognized independent expert to assist the Executive Board in the determination of such adjustments.

The term “Reference Indexes” means the following stock market indexes: SBF 120, CAC 40, Next Biotech and NBI (NASDAQ Biotechnology Index). If one of these indexes were to be no longer available, the Executive Board can choose a replacement index.

The term “Significant Variation” means one or the other of the following events for the relevant index:

–

the average of the closing value for the index over the sixty consecutive trading days prior to the Expiry Date of the Retention Period (or, as the case may be, the Amended Expiry Date of the Retention Period) is inferior or equal to 90% of the average of the closing value for the index over the sixty consecutive trading days prior to the General Meeting ;

–

the average of the closing value for the index over a sixty consecutive trading days period at any time between the date of the General Meeting and the Expiry Date of the Retention Period (or, as the case may be, the Amended Expiry Date of the Retention Period), is inferior or equal to 80% of the average of the closing value for the index over another sixty consecutive trading days period at any time between the date of the General Meeting and the Expiry Date of the Retention Period (or, as the case may be, the Amended Expiry Date of the Retention Period).

6.    The right to convert 2017 Preference Shares into ordinary shares, as well as the right to vote in the general meetings of ordinary shares holders and the right to the dividend and to a portion of the reserves attached to 2017 Preference Shares that have become convertible pursuant to Paragraph III A. above, are subject to the condition of the beneficiary’s presence in the Company or its consolidated subsidiaries as an employee, an executive officer or a member of an executive or

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supervisory body or, if applicable, of the equivalent thereof in foreign law as at the Expiry Date of the Retention Period (or, as the case may be, the Amended Expiry Date of the Retention Period). In the event that such condition ceases to be fulfilled, the Company may proceed at any moment to the redemption of 2017 Preference Shares in the conditions set forth in Paragraph 8. below. It is specified that the provisions of this paragraph do not apply if the presence of the beneficiary in the Company or its consolidated subsidiaries ceases due to death, invalidity or retirement.

7.    The fulfilment of the Market Condition will be recorded in a meeting of the Executive Board as soon as practicable after the Expiry Date of the Retention Period (or, as the case may be, the Amended Expiry Date of the Retention Period).

8.    2017 Preference Shares that cannot be converted into ordinary shares depending on the extent to which the Market Condition is fulfilled or if the presence condition as at the Expiry Date of the Retention Period (or, as the case may be, the Amended Expiry Date of the Retention Period) is not fulfilled, and 2017 Preference Shares that can be but will not have been converted at the end of the Conversion Period, may be bought at any time by the Company (which is under no obligation to do so) at their nominal value.

9.    At the end of the Conversion Period, the Company will have the possibility to proceed, pursuant to applicable legal and regulatory provisions, to the cancellation of 2017 Preference Shares that will have not been converted, including those that it will have bought. The share capital will then be reduced accordingly, and creditors will have the right to oppose such reduction in the conditions set forth in Article L. 225-205 of the French Commercial Code.

10.    New ordinary shares resulting from the conversion of 2017 Preference Shares will be assimilated to existing ordinary shares, will bear rights as from the first day of the financial year preceding the financial year during which they will be converted, and will grant to their holders, starting from their delivery, all the rights attached to ordinary shares. They will be subject to a request for listing on the regulated market of Euronext Paris on the same listing line as ordinary shares.

By way of derogation to the above, the allocation of 2017 Preference Shares can take place after the date of their allocation by the Executive Board and prior to the Acquisition Date, in the event of invalidity of the beneficiary corresponding to classification in the second or third categories set forth by Article L. 341-4 of the French Social Security Code, at the beneficiary’s request.

11.    The Executive Board will record the conversion into ordinary shares of the 2017 Preference Shares for which the conversion fulfils the conditions set forth above, as well as the number of ordinary shares resulting from the conversions of 2017 Preference Shares that have taken place, and will modify the by-laws accordingly, in particular with regards to the breakdown of shares by category. This competence may be delegated to the Chairman of the Executive Board under the conditions set forth by law.

12.    If the conversion of 2017 Preference Shares into ordinary shares results in a capital increase, such increase will be fully paid up at issue through the incorporation of reserves, profits or issue premiums for the corresponding amount.

13. Shareholders will be informed of the conversions having taken place by the reports of the Executive Board and Statutory Auditors pursuant to Article R. 228-18 of the French Commercial Code. These supplementary reports will be made available to the shareholders at the Company’s registered office as from the date on which each general meeting is convened.

ARTICLE 13 – Usufruct / Bare Ownership

The shares are not divisible with respect to the Company.

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Co-owners of shares must arrange to be represented vis-a-vis the Company by one of them only, who will be considered as the sole holder, or by a sole agent. In the case of disagreement, a sole agent may be appointed by the courts at the request of the most diligent co-owner.

Unless the Company has been notified of an agreement to the contrary, usufruct shareholders validly represent bare owners vis-à-vis the Company. The right to vote is held by the usufruct shareholder in Ordinary Meeting of Shareholders and by the bare owner in Extraordinary Meeting of Shareholders.

Unless otherwise agreed by the parties, where shares are encumbered by a usufruct interest, the preferential right to subscription attached thereto is held by the bare owner.

TITLE IV

COMPANY MANAGEMENT AND SUPERVISION

ARTICLE 14 – Management Structure

The Company is managed by an Executive Board which exercises its duties under the supervision of a Supervisory Board.

ARTICLE 15 – Composition of the Executive Board

I.     The Executive Board consists of at least two members and five members at most.

II.    Members of the Executive Board are appointed by the Supervisory Board.

The members of the Supervisory Board appoint one of the members of the Executive Board as Chairman of the Executive Board for the duration of his term of office as a member of the Executive Board. The Chairman of the Executive may be dismissed by the Supervisory Board.

Members of the Executive Board must be natural persons, failing which the appointment shall be null and void. They may be chosen from non-shareholders. They may be French nationals or of foreign nationality.

Members of the Executive Board may be dismissed by the Supervisory Board of the Meeting of Shareholders. They may resign at any time.

If a member of the Executive Board has entered into an employment contract with the Company, his dismissal, resignation or the expiry of his term of office as a member of the Executive Board will not cause such contract to be terminated.

The Executive Board is appointed for a term of three years. If a post is vacant, the Supervisory Board must make an appointment to fill the post within two months.

However, the terms of office of the members of the Executive Board who were duly appointed for six years by the Supervisory Board of 13 June 2005, pursuant to the provisions of the articles of association which were then applicable, shall continue to the end of their initial term and be renewed at the annual meeting of shareholders called to decide on the accounts of the financial year closing 31 December 2010.

The replacement is appointed for the remaining term until the renewal of the Executive Board. Members of the Executive Board may be reappointed.

The procedure for and amount of the remuneration of each of the members of the Executive Board is set out in the instrument appointing them.

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III.    No member of the Executive Board may be a member of the Supervisory Board, the Sole Chief Executive Officer or the Chairman of the Executive Board of more than one other corporation whose registered office is in metropolitan France.

Executive Board membership may only be combined with another corporate office in another company in accordance with the statutory and regulatory restrictions in force.

IV.    The Executive Board meets as often as necessary in the interests of the Company and at least once a quarter, convened by its Chairman or an Executive Board member delegated to such effect, at the place decided by the person convening the meeting.

In order for deliberations to be valid, the majority of the members of the Executive Board must be physically present. However, members of the Executive Board who attend Executive Board meetings by video-conference or any other means of telecommunication in compliance with the statutory and regulatory provisions applicable to corporations with a Board of Directors management structure, are deemed to be present.

Any member of the Executive Board may be represented by another member of the Executive Board at the meetings of the Executive Board or take part in an Executive Board meeting by video-conference or any other means of telecommunication as referred to above. Each member of the Executive Board may receive only one proxy.

Decisions are made by a majority of those present and represented. Each member has one vote

At each meeting, the Executive Board may appoint a secretary who may be chosen from outside the members of the Executive Board.

V.    The deliberations of the Executive Board are recorded in minutes placed or bound in a special registry.

The records are signed by the Chairman and by a member of the Executive Board who is present at the meeting, or by two of the members present.

When the Executive Board has to provide evidence of its deliberations, copies of extracts of the minutes to be submitted in evidence shall be certified by the Chairman or by a member of the Executive Board delegated for this purpose. Following dissolution of the Company, they are certified by one of the liquidators or the sole liquidator.

ARTICLE 16 – Powers of the Executive Board

I.    The Executive Board has the widest of powers to act in all circumstances in the name of the Company. It exercises its powers within the scope of the corporate purposes, subject to the powers which are expressly granted by law to the Supervisory Board and the Meeting of Shareholders, and, as the case may be, within the limit of the restrictions on powers decided by the Supervisory Board.

In its relations with third parties, the Company is bound by the actions of the Executive Board even where these are outside of the scope of the corporate purposes, unless it proves that the third party was aware that the actions exceeded such purposes or if it could not have failed to be aware of this in view of the circumstances; publication of the articles of association not in itself constituting sufficient evidence thereof.

The Chairman of the Executive Board, or, as the case may be, the Chief Executive Officer, , represents the Company in its relations with third parties. The Supervisory Board may grant the same authority to represent the Company to one or more other Executive Board members, who in that case will be referred to as managing directors. The Chairman of the Executive Board and the managing director (s), if any, may designate any agent which they choose to exercise specific powers.

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II.    The Executive Board presents a report to the Supervisory Board at least once every quarter.

The Executive Board presents the annual financial statements to the Supervisory Board within three months of the end of each financial year, for the purposes of verification and supervision.

It must also provide the Supervisory Board with the management report which it will present to the Annual Meeting of Shareholders.

III.    The Chairman of the Executive Board represents the Company in its relations with third parties.

IV.    Members of the Executive Board may allocate corporate management tasks among themselves, with the approval of the Supervisory Board. However, such distribution may not, under any circumstances, cause the Executive Board to lose its collegial nature with respect to the management of the Company.

ARTICLE 17 – Composition of the Supervisory Board

I.    The Executive Board is supervised by a Supervisory Board composed of a minimum of three members and a maximum of eighteen members, subject to the exceptions provided by law in such respect in the event of a merger.

Members of the Supervisory Board are appointed from among natural persons or legal entities that are shareholders by the Ordinary Meeting of Shareholders, which may dismiss them at any time. However, in the case of a merger or demerger, an Extraordinary Meeting of Shareholders may appoint the members of the Supervisory Board.

No member of the Supervisory Board may be a member of the Executive Board.

The number of the members of the Supervisory Board who have reached seventy (70) years of age may not be greater than one third of the members of the Supervisory Board in office. Where such limitation concerning the age of members of the Supervisory Board is exceeded, the most elderly member of the Supervisory Board is deemed to have automatically resigned.

II.    The duration of the terms of office of the members of the Supervisory Board is two years. It expires at the close of the Meeting of Shareholders called to decide on the financial statements for the preceding year and which is held during the year in which their appointment expires.

Members of the Supervisory Board may be reappointed.

They may be dismissed at any time by an Ordinary Meeting of Shareholders.

III.    Members of the Supervisory Board may be natural persons or legal entities. Legal entities must, at the time of their appointment, designate a permanent representative who will be subject to the same conditions and obligations and who will incur the same liabilities provided by law as if he were a member of the Council in his own name, without prejudice to the joint and several liability of the legal entity he represents.

If a legal entity dismisses its representative, it must appoint a replacement at the same time. This rule also applies in the case of the death, resignation or long-term prevention of the permanent representative from exercising his duties.

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A natural person who accepts an appointment and exercises as a member of the Supervisory Board thereby has the obligation to confirm at any time on oath, that he satisfies the limitation required by law with respect to the combining the post of member of the Supervisory Board and member of the Executive Board of corporations.

IV.    Appointments which are made by the Supervisory Board in accordance with the foregoing are subject to ratification by the next following Ordinary Meeting of Shareholders. If such appointments are not ratified, the deliberations made and actions previously carried out by the Supervisory Board nevertheless remain valid.

If the number of the members of the Council becomes less than the statutory minimum, the Executive Board must immediately convene an Ordinary Meeting of Shareholders to appoint members to complete the Council.

A member of the Supervisory Board appointed to replace another member shall only remain in office for the remaining term of office of his predecessor.

V.    Each member of the Supervisory Board must own one share in the Company.

If a member of the Supervisory Board does not own the required number of shares on the date of his appointment or if, during his term of office he ceases to own such number, he shall be deemed to have automatically resigned if he has not rectified this situation within six months.

ARTICLE 18 – Chairman and Vice-Chairman of the Supervisory Board

The Supervisory Board appoints, from among its natural person members, a Chairman and a Vice-Chairman, who are responsible for convening the Council and chairing the proceedings of the Council.

The Chairman of Supervisory Board also prepares a report presented during the annual Ordinary Meeting of Shareholders in compliance with the conditions provided by Article L. 225-68 paragraph 7 of the Commercial Code, providing details of the conditions in which the work of the Supervisory Board was prepared and organised, and describing the internal supervision procedures implemented by the Company, which is attached to the Executive Board’ report.

The Chairman and Vice-Chairman exercise their duties during their term of office as members of the Supervisory Board. They may be re-elected.

The Council may also appoint a secretary who may be selected from outside the members of the Council and determine the duration of his term of office.

ARTICLE 19 – Deliberations of the Supervisory Board

I.    The Supervisory Board meets as often as necessary in the interests of the Company and at least once every quarter to review the Executive Board’ report. The meeting is convened by its Chairman or Vice-Chairman either at the registered office or at any place indicated in the notice of meeting. A member of the Executive Board, or at least one third of the members of the Supervisory Board, may submit a reasoned request for a Council meeting to the Chairman of the Supervisory Board by registered mail. The Chairman must convene a Council meeting not later than fifteen days from receipt of such request. If the meeting has not been convened within this time period, the persons who made the request may convene the meeting themselves, indicating the agenda of the meeting.

The Supervisory Board cannot deliberate validly unless at least half its members are present.

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Members of the Supervisory Board may participate and vote at Council meetings by video-conference or other means of telecommunication in accordance with the statutory and regulatory provisions applicable thereto. However, voting by video-conference is not allowed for decisions concerning the verification and supervisions of financial statements.

Any member of the Supervisory Board may be represented by another member of the Supervisory Board at Supervisory Board deliberations. Each member of the Supervisory Board may receive only one proxy.

Decisions are made by a majority of those present or represented, and each member has one vote.

In the event of a tie, the Chairman has the tiebreaking vote.

Evidence of the number of members of the Supervisory Board in office and their appointment may be validly provided with respect to third parties on the simple basis of the statement in the minutes of each meeting of the names of the members that are in attendance, represented or absent.

II.    The deliberations of the Supervisory Board are recorded in minutes kept in a special register.

Such minutes are signed by the Chairman of the meeting and by at least one member of the Supervisory Board. If the Chairman of the meeting is unable to do so, the minutes are signed by at least two members of the Supervisory Board.

Copies or extracts of such minutes are validly certified by the Chairman of Vice-Chairman of the Supervisory Board, a member of the Executive Board or an agent duly appointed for the purpose thereof.

After the Company is wound up, copies or extracts shall be certified by one of the liquidators of by the sole liquidator.

ARTICLE 20 – Powers of the Supervisory Board

I.    The Supervisory Board exercises constant supervision of the management of the Company by the Executive Board.

II.    The Supervisory Board may carry out verifications or supervision which it considers suitable at any time during the year, and may request documents to be provided to it which it considers useful for the carrying out of its duties.

It receives a report from the Executive Board at least once every quarter.

The Executive Board presents the annual financial statements and a written management report to the Supervisory Board within three months of the end of each financial year, for the purposes of verification and supervision.

The Supervisory Board presents the Ordinary Annual Meeting of Shareholders with its comments on the report of the Executive Board and the financial statements for the year.

The Supervisory Board also exercises the attributions expressly granted to it by statute.

The Supervisory Board may appoint one or more of its members as special agents for one or more determined purposes.

The Supervisory Board may create committees in charge of reviewing issues on which it or its Chairman wish an opinion.

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ARTICLE 21 – Remuneration of Members of the Supervisory Board

I.    The Meeting of Shareholders may allocate a fixed annual amount in directors’ fees to members of the Supervisory Board in remuneration for their duties. The Supervisory Board may distribute such remuneration among its members as it sees fit.

II.    The Supervisory Board may also allocate exceptional remuneration for missions entrusted to its members. In such case, the remuneration is subject to the provisions of Article 22 hereafter.

III.    Members of the Supervisory Board may not receive any other fixed or exceptional remuneration other than those referred to in paragraphs I and II above.

ARTICLE 22 – Regulated Agreements

I.    Any agreement entered into between the Company and any of the members of the Executive Board or Supervisory Board, a shareholder with more than 10% of the voting rights or, in the case of a corporate shareholder, the company controlling it within the meaning of Article L. 233-3 of the Commercial Code with more than 10% of the voting rights, is subject to the prior approval of the Supervisory Board.

The same rule applies to agreements in which one of the persons referred to in the previous paragraph has an indirect interest or for which it has dealt with the Company through an intermediary.

Agreements between the Company and an enterprise are also subject to prior approval if one of the members of the Executive Board or the Supervisory Board of the Company is the owner, a partner with unlimited liability, a manager, director, director general, member of the Executive Board or Supervisory Board of such enterprise, or more generally is in charge of managing such enterprise.

The prior approval of the Supervisory Board is substantiated by justifying of the interest of entering the agreement for the Company, in particular by specifying the financial conditions that apply thereto.

The preceding provisions do not apply to agreements entered into in the ordinary course of business and under normal conditions, nor to agreements entered into between two companies, one of which holds, directly or indirectly, the entire share capital of the other company, excluding if applicable the minimum number of shares necessary to comply with the requirements of Article 1832 of the French Civil Code or Articles L. 225-1 and L. 226-1 of the French Commercial Code.

The member of the Executive Board or Supervisory Board concerned must inform the Supervisory Board as soon as be becomes aware of an agreement subject to approval. If he is a member of the Supervisory Board, he cannot take part in the vote of approval.

The Chairman of the Supervisory Board must inform the statutory auditor of all authorised agreements to and submit them for approval to the Meeting of Shareholders.

II.    The statutory auditors present a special report on such agreements to the Meeting of Shareholders which will decide on these agreements.

The person concerned cannot take part in the vote and the shares he holds are not included in the calculation of the quorum or the majority.

The agreements entered into and authorized in previous years and which have continued during the last year shall be reviewed annually by our Supervisory Board and must be reported to our statutory auditors for the purpose of establishing their report.

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ARTICLE 23 – Panel of Censors

An Ordinary Meeting of Shareholders may appoint one or more censors at its discretion, who may be natural persons or legal entities, and may be shareholders or non-shareholders, for a term of office expiring at the shareholders meeting convened to decide on the financial statements for the preceding financial year after the first anniversary date of their appointment. This appointment may be renewed an unlimited number of times.

Censors that are legal entities are represented by their legal representatives or by any natural person duly authorised for this purpose.

Censors are convened to and take part in all the meetings of the Supervisory Board and have a consultative vote, according to the same methods as those that apply to members of the Supervisory Board. They are entitled to the same information and communication as members of the Supervisory Board and are bound by the same obligations of confidentiality and discretion.

ARTICLE 24 – Obligation of Confidentiality and Liability

I.    Members of the Executive Board and the Supervisory Board, as well as any person convened to attend the meetings of these bodies, are bound by complete discretion with respect to confidential information and provided as such by the Chairman of the Executive Board or as the case may be, the Supervisory Board.

II.    Members of the Executive Board and the Supervisory Board are liable towards the Company or third parties, in accordance with their respective attributions, for breaches of statutory provisions governing limited liability companies, breaches of these articles of association and faults committed in the exercise of their duties, subject to the conditions and the sanctions provided by the legislation in force.

TITLE V

STATUTORY AUDITORS

ARTICLE 25 – Statutory Auditors

One or more statutory auditors perform an audit of the Company, in the accordance with statutory requirements.

The Statutory Auditors are appointed by the Ordinary Meeting of Shareholders on proposal by the Supervisory Board, for six financial years. They may always be re-appointed. They may be dismissed by the aforesaid Meeting of Shareholders in the event that they commit a fault or are prevented from carrying out their duties.

If the Meeting of Shareholders does not appoint the Statutory Auditor(s) or if one or more appointed Statutory Auditors are prevented or refuse to carry out their duties, they, or their replacement(s), are appointed by an order of the Commercial Court with jurisdiction over the area in which the Company is based on petition of any interested person, with the Executive Board duly convened.

The Statutory Auditor appointed by the Meeting of Shareholders to replace another shall only remain in office for the remaining term of office of his predecessor. If the Meeting of Shareholders appoints several Statutory Auditors, they may act together or separately but they must draft a joint report.

One or more shareholder(s) with a shareholding of at least 5% may apply to the courts to dismiss one or more of the Statutory Auditors appointed by the Meeting of Shareholders and request the appointment of one or more Statutory Auditors who will exercise their duties instead of them. If their request is granted, the Statutory Auditors so appointed shall exercise their duties until the Statutory Auditors appointed by the Meeting of Shareholders take up their posts.

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The Statutory Auditors certify that the annual financial statements are in due form and give a true and fair view of the result of the operations of the preceding financial year, and of the financial situation and assets and liabilities of the Company at the end of that financial year.

Their permanent role, without exercising any interference with management, is to verify the company’s worth and financial documents and to ensure that its accounting is in compliance with the rules in force. They also verify that the information contained in Executive Board management report and in the documents provided to shareholders on the financial situation and annual accounts is fair and consistent with the annual accounts. The Statutory Auditors ensure that equality among shareholders has been complied with.

The Statutory Auditors may, at any time during the year, carry out any verification or supervision they consider suitable and collect any information from third parties who have carried out assignments on behalf of the Company.

The Statutory Auditors prepare a report for the Meeting of Shareholders on the performance of their assignment. The Statutory Auditors attach a report to the aforesaid report, presenting their comments on the report referred to in Article L. 225-68 paragraph 7 of the Commercial Code with respect to internal supervision procedures relating to the preparation and treatment of accounting and financial information. They also prepare a special report on the agreements referred to in Article 22 of these Articles of Association.

The Statutory Auditors are invited to attend the Executive Board meeting at which the financial statements for the preceding financial year are approved, as well as to all Meeting of Shareholders. They may convene a Meeting of Shareholders under the conditions provided by statute.

TITLE VI

SHAREHOLDERS’ MEETINGS

A – Provisions Applying

to all Meetings of Shareholders

ARTICLE 26 – Meetings

A duly constituted Meeting of Shareholders represents all the shareholders.

Its deliberations effected in accordance with the law and the articles of association are binding on all the shareholders, even those who were absent, dissenting or without legal standing.

There are three kinds of meeting, depending on the purpose of the proposed resolutions:

–	Ordinary Meeting of Shareholders,

–	Extraordinary Meeting of Shareholders,

–	Special Meeting of Shareholders of holders of a specific category of share.

ARTICLE 27 – Convening Meetings

Shareholders’ Meetings are convened by the Executive Board, or failing that, the Supervisory Board. They may also be convened by the Statutory Auditor(s) or by an agent appointed by the court in accordance with the procedures and conditions provided by statute.

During liquidation, Shareholders’ Meetings are convened by the liquidator.

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Shareholders’ Meetings are held at the registered office or in any other place indicated in the convocation notice.

Notice of the meeting is published in the Bulletin des Annonces Légales Obligatoires (BALO) (Mandatory Legal Notice Bulletin) at least thirty-five days prior to which a meeting is held. In addition to the information relating to the Company, it also, in particular, sets out the agenda of the Meeting and the draft text of the resolutions which will be proposed. Subject to particular legal requirements, requests for the inclusion of draft resolutions on the agenda must be sent at the latest on the publication date of the notice of the meeting and up to twenty-five days prior to the Shareholders’ Meeting; this deadline is twenty days from the publication date of the notice when the notice is published more than forty-five days prior to the Shareholders’ Meeting.

Shareholders’ meetings are held at the registered office or in any other place indicated in the invitation.

Subject to particular legal requirements, invitations to meetings are made at least fifteen days prior to the date of the meeting by a notice published in both the legal notice journal of the administrative department in which the registered office is located and in the Bulletin des Annonces Légales Obligatoires (BALO).

However, holders of registered shares having held shares for at least one month as at the date of the last of the published notices must be convened individually by ordinary letter (or by registered letter if they have requested this and advanced the costs) sent to their last known address. Such notice may also be sent by electronic communication instead of such postal dispatch, to any shareholder who has so requested beforehand by registered mail return receipt requested, in accordance with statutory and regulatory requirements, indicating his email address. Such shareholder may send a request to the Company at any time by registered letter with acknowledgement of receipt for the aforementioned method of telecommunication to be replaced by postal dispatch in the future.

The invitation should contain the following information:

–	the identity of the Company;

–	the date, time and place of the meeting;

–	the nature of the meeting; and

–	the agenda of the meeting.

It must also state the conditions in which shareholders may vote by correspondence and the place and conditions pursuant to which they may procure forms for voting by correspondence.

The invitation may be sent, as the case may be, together with proxy form and a correspondence voting form, pursuant to the conditions set out in Article 30. I of these Articles of Association, or with a correspondence voting form only, pursuant to the conditions set out in Article 30. II of these Articles of Association.

If a Shareholders’ Meeting has not been able to deliberate due to the required quorum not being reached, a second Shareholders’ Meeting is convened with at least ten days’ advance notice, in the same manner as the first meeting. The invitation notice or letters for such second Shareholders’ Meeting state the date and agenda of the first meeting.

24.

TRANSLATION FOR INFORMATION PURPOSES

ARTICLE 28 – Agenda

The agenda of a Meeting of Shareholders is decided by the person convening the meeting.

One or more shareholders representing at least the percentage of share capital determined by statute and acting pursuant to statutory conditions and within statutory time periods, may request items or draft resolutions to be included on the agenda of the Meeting by registered mail with confirmation of receipt.

The Meeting of Shareholders cannot deliberate on an issue which has not been included on the agenda and such agenda cannot be modified on second convocation of a Meeting of Shareholders. The Meeting of Shareholders may, however, in any circumstances, dismiss one or several members of the Supervisory Board and effect their replacement.

ARTICLE 29 – Participation of Shareholders in Meeting of Shareholders

All shareholders are entitled to attend Shareholders’ Meetings and take part in deliberations:

(i)	either personally; or

(ii)	by giving a proxy to another shareholder or to his spouse; or

(iii)	by sending a blank proxy to the Company; or

(iv)	by voting by correspondence; or

(v)	by videoconference or by another means of telecommunication in accordance with the applicable statutory and regulatory provisions.

Participation in shareholders’ meetings in any manner is dependent on the registration or inscription of shares under the conditions and within the deadlines set in the current regulations.

The final date for the return of correspondence voting forms is determined by the Executive Board and indicated in the notice of the meeting published in the Bulletin des Annonces Légales et Obligatoires (BALO). This date cannot be prior to three days before the Shareholders’ Meetings.

If a shareholder is present at a Shareholders’ Meeting, any prior vote by correspondence will have no effect for the purposes of the aforesaid Shareholders’ Meeting.

If both a proxy form and a correspondence voting form are returned, the proxy form will be taken into account, subject to the votes expressed in the correspondence voting form.

ARTICLE 30 – Representation of Shareholders

I.    Any shareholder may be represented at Meeting of Shareholders by another shareholder, his spouse, his partner in a civil union or any other natural or legal person of his choice through a proxy form sent to the shareholder by the Company:

–	either at his request, sent to the Company by any means. This request must have been received at the registered office at least five days prior to the Meeting of Shareholders; or

–	at the initiative of the Company.

25.

TRANSLATION FOR INFORMATION PURPOSES

The following must be attached to any proxy form sent to shareholders by the Company, for each Meeting of Shareholders:

–	the agenda of the Meeting;

–	the draft resolutions presented by the Executive Board and, as the case may be, by shareholders pursuant to statutory conditions;

–

a brief summary of the Company’s situation during the preceding financial year together with a table indicating the results of the Company over the past five financial years, presented in accordance with regulatory provisions;

–	a form requesting the documents to be sent as provided by the regulations in force; and

–	a form for correspondence voting.

A proxy given by a shareholder is only valid for one Meeting of Shareholders or for Meetings of Shareholders convened successively with the same agenda. A proxy may also be given for two Meeting of Shareholders, one Ordinary and the other Extraordinary, which are held on the same day or within fifteen days.

II.    Any shareholder may vote by correspondence through a voting form sent to him by the Company:

–

at his request, sent to the Company by registered mail with confirmation of receipt. This request must have been received at the registered office at least six days prior to the Meeting of Shareholders; or

–	at the initiative of the Company; or

–	in an appendix to the proxy form in the conditions set out in Article 30. I above.

The following must be attached to any correspondence voting form sent to shareholders by the Company:

–	the draft resolutions proposed together with a summary of the reasons and an indication of the author of the resolutions;

–	a form for sending the documents as provided by the regulations in force; and

–

a brief summary of the Company’s situation during the preceding financial year together with a table indicating the results of the Company over the past five financial years, presented in accordance with regulatory provisions, in the case of an Ordinary Meeting of Shareholders deciding on the accounts.

A correspondence voting form sent by a shareholder is only valid for one Meeting of Shareholders or for Meeting of Shareholders convened successively with the same agenda.

ARTICLE 31 – Attendance Register

An attendance register is kept for each Meeting of Shareholders containing the information required by law.

This attendance register, duly signed by the shareholders that are present, the agents and shareholders participating by video-conference or by another means of telecommunication in compliance with statutory and regulatory requirements, and to which are attached the powers of attorney granted to each agent and, as the case may be, the correspondence voting forms, is certified by the secretariat of the Meeting of Shareholders.

26.

TRANSLATION FOR INFORMATION PURPOSES

Meeting of Shareholders are chaired by the Chairman of the Supervisory Board, the Vice-Chairman or a member of the Supervisory Board delegated for such purpose by the aforesaid Council. Failing that, the Meeting of Shareholders elects its Chairman itself.

The two shareholders present with the greatest number of votes both on in their own right and as agents, and who accept such assignment, shall act as vote tellers.

The secretariat composed as such appoints a Secretary, who may be selected from outside of the shareholders.

ARTICLE 32 – Quorum

In Ordinary and Extraordinary Meeting of Shareholders, the quorum is calculated on the basis of all the shares making up the share capital and, in Special Meeting of Shareholders, all the shares of the relevant category, less shares stripped of their voting rights pursuant to statutory provisions.

The voting rights attached to shares are proportional to the portion of share capital which they represent. Each share entitling its holder to an interest in the capital or to beneficial enjoyment carries one vote.

In the case of a vote by correspondence, only completed forms received by the Company at least three days prior the Meeting of Shareholders shall be taken into account for the calculation of the quorum.

Forms which do not indicate which way to vote, or which indicate an abstention, are considered as negative votes.

ARTICLE 33 – Minutes

The deliberations of the Meeting of Shareholders are recorded in minutes drafted in a special register held at the registered office and signed by the members of the secretariat.

Copies or extracts of such minutes are certified either by the Chairman of Vice-Chairman of the Supervisory Board or by a member of the Executive Board or by the Secretary of the Meeting. If the Company is wound up, they may be validly certified by the liquidator(s).

ARTICLE 34 – Communication of Documents

Any shareholder is entitled to receive, and the Executive Board is bound to send or provide him with the documents he requires to come to an informed decision and have an informed judgement on the management and running of the Company.

The nature of these documents and the conditions in which they are sent or provided to shareholders are determined by regulations in force.

In exercising its right to receive documents, each shareholder or his agent may be assisted by a court-registered expert.

The exercise of the right to receive documents includes the right to make copies, except with respect to inventories.

27.

TRANSLATION FOR INFORMATION PURPOSES

B – Provisions Specific to

Ordinary Meetings of Shareholders

ARTICLE 35 – Ordinary Meeting of Shareholders

An Ordinary Meeting of Shareholders may make any decision other than one which directly or indirectly modifies the Articles of Association.

Ordinary Meetings of Shareholders are held at least once a year, within six months of the end of each financial year, to decide on the financial statements for such financial year, subject to the extension of such period by an order of the President of the Commercial Court on petition from the Executive Board.

They are called on an extraordinary basis every time it may be in interests of the Company to do so.

When convened for the first time, Ordinary Meetings of Shareholders can only make valid decisions if the shareholders that are present, represented or voting by correspondence hold at least one fifth of the shares carrying the right to vote.

When convened for the second time, there is no quorum requirement if the original agenda has not been modified.

Ordinary Meetings of Shareholders make decisions on the basis of the majority of the votes of the shareholders that are present, represented or voting by correspondence.

C – Provisions Specific to

Extraordinary Meetings of Shareholders

ARTICLE 36 – Extraordinary Meetings of Shareholders

An amendment to any provision of the Articles of Association and, in particular, the transformation of the Company into another form of company may only be decided by an Extraordinary Meeting of Shareholders. An Extraordinary Meeting of Shareholders cannot, however, increase the undertakings of shareholders, subject to operations as a result of regrouping shares in a due and proper manner.

When convened for the first time, Extraordinary Meeting of Shareholders can only make valid decisions if the shareholders that are present, represented or voting by correspondence hold at least a quarter of the shares carrying the right to vote, and when convened for the second time, one fifth of the shares carrying the right to vote. If the latter quorum is not obtained, the second Meeting may be adjourned for a maximum of two months from the date at which it was convened.

An Extraordinary Meeting of Shareholders makes decisions on the basis of a majority of two-thirds of the votes held by shareholders that are present, represented or voting by correspondence or participating in the Meeting by video-conference or another method of telecommunication in accordance with statutory and regulatory provisions.

By statutory derogation from the preceding provisions, if the share capital is increased by the incorporation of profits, reserves or issue premiums, the Extraordinary Meeting of Shareholders may make decisions at the quorum and majority required for Ordinary Meeting of Shareholders.

Moreover, where an Extraordinary Meeting of Shareholders is convened to deliberate on the approval of a contribution in kind or the grant of a specific benefit, the shares of the contributing party or beneficiary shall not be taken into account in calculating the majority. The contributing party or beneficiary cannot vote either in his own right or as an agent.

28.

TRANSLATION FOR INFORMATION PURPOSES

D – Provisions Specific to

Special Meetings of Holders of a Category of Shares

ARTICLE 37 – Special Meeting

If there are several categories of shares, the rights attached to shares of any such category cannot be modified in any way without having been duly voted upon by an Extraordinary Meeting of Shareholders open to all shareholders and also having been voted upon by a Special Meeting open only to holders of the relevant category of shares.

When convened for the first time, Special Meetings of Shareholders can only make valid decisions if the shareholders that are present, represented, voting by correspondence or taking part in the Meeting by video-conference or any other means of telecommunication in accordance with statutory or regulatory provisions, hold at least a third of the shares carrying the right to vote, and when convened for the second time, one fifth of the shares carrying the right to vote and for which a modification of the attached rights is being proposed. Failing that, the second meeting may be adjourned by a maximum of two months from the date at which it was convened.

Special Meetings of Shareholders make decisions at a two-thirds majority of the votes of shareholders that are present or represented.

TITLE VII

FINANCIAL YEAR – ANNUAL FINANCIAL STATEMENTS

APPROPRIATION AND DISTRIBUTION OF PROFITS

ARTICLE 38 – Financial Year

The financial year begins on 1st January of each year and ends on 31st December.

ARTICLE 39 – Accounts

Accounts of corporate operations are kept in due form in accordance with the law and usual business practice.

At the end of each financial year, the Executive Board shall draw up an inventory of the various assets and liabilities as at such date. It shall also prepare the balance sheet describing the assets and liabilities, the income statement summarising the income and charges for the financial year and the notes to the financial statements which complete and comment on the information provided in the balance sheet and income statement.

The Executive Board shall present such documents to the Supervisory Board within three months of the end of the financial year, for the purposes of verification and supervision.

It shall prepare the management report on the situation of the Company during the preceding financial year.

All such documents shall be made available to the Statutory Auditors pursuant to the conditions specified by law.

ARTICLE 40 – Appropriation of Profits

The income statement which summarises the income and charges for the financial year, after depreciation and provisions have been deducted, indicates the profit or loss of the financial year by setting forth the difference between these two amounts.

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TRANSLATION FOR INFORMATION PURPOSES

Five per cent. of the year’s profit less previous losses, as the case may be, is allocated to the statutory reserve. Such allocation shall no longer be necessary once the aforesaid reserve reaches one tenth of the share capital, but will become necessary again if for any reason whatsoever the reserve falls below one tenth.

Distributable earnings consist of the net income of the financial year, less previous losses and amounts added to the reserve in accordance with the law or the Articles of Association, plus retained earnings.

Moreover, the Meeting of Shareholders may decide to distribute amounts deducted from the reserves which are available to it, expressly indicating the reserves from which the withdrawals are to be made. However, dividend is paid out in priority from the distributable income of the financial year.

Except in the case of a reduction in share capital, no distribution may be made to shareholders if shareholders’ equity is, or would become as a result of such distribution, less than the share capital plus the reserves which the law or the Articles of Incorporation do not allow to be distributed.

After the financial statements have been approved and the existence of distributable income has been acknowledged, the Meeting of Shareholders shall determine the part to be allocated to shareholders as dividends, in proportion to the number of shares held by each.

However, after the allocation of the amounts required by law to the reserve, the Meeting of Shareholders may decide to allocate all or part of the distributable income to a retained earnings account or to any general or special reserve account.

Any losses are deducted from profits from previous years until such losses are extinguished or they are carried over.

The Executive Board may decide to distribute interim dividends prior to the approval of the financial statements of the financial year, pursuant to the conditions determined or authorised by law. The amount of such instalments cannot exceed the amount of earnings as defined by law.

ARTICLE 41 – Dividends

I.    The procedure for the payment of dividends is determined by the Meeting of Shareholders or, failing that, by the Executive Board. However, payment must be made within a maximum of nine months after the end of the financial year, unless such period is extended by court decision.

Shareholders may not be required to reimburse any amount of dividends unless the distribution of dividends was in violation of law.

Claims for dividends made more than five years after they have been made available for payment shall time-barred.

II.    The Meeting of Shareholders convened to approve the financial statements for the financial year may grant shareholders the option of dividends or interim dividends being paid in cash or in shares issued by Company, in whole or in part, in accordance with the conditions set out or authorised by law.

30.

TRANSLATION FOR INFORMATION PURPOSES

TITLE VIII

SHAREHOLDERS’ EQUITY FALLING BELOW ONE-HALF OF THE SHARE CAPITAL

ARTICLE 42 – Early Winding Up

If the Company’s shareholders’ equity falls below one-half of the share capital as a result of losses recorded in the financial statements, the Executive Board must convene an Extraordinary Meeting of Shareholders within four months of the approval of the financial statements which recorded such loss to decide whether to wind up the Company.

If it is not decided to wind up the Company, the share capital must be reduced by an amount equal to the recorded losses, within a period determined by law, if shareholders’ equity has not reached at least one-half the amount of the share capital again within such period.

In either case, the decision of the Meeting of Shareholders shall be published according to regulatory conditions.

The reduction of share capital to an amount below the statutory minimum can only be decided subject to the condition precedent of a share capital increase to at least the statutory minimum.

If the provisions of one or more of the foregoing paragraphs are not complied with, any interested party may apply to the courts for the Company to be wound up. This rule also applies if the shareholders are unable to deliberate validly.

However, the court may not wind up the Company if on the day of issue of a judgment on the substance of the matter the situation has been rectified.

TITLE IX

WINDING-UP – LIQUIDATION

ARTICLE 43 – Winding Up

The Company shall be wound up on expiry of the term determined in the Articles of association, unless this is extended, or pursuant to a decision of an Extraordinary Meeting of Shareholders.

The Company may also be wound up at the request of any interested party, where the number of shareholders has dropped to under seven for more than one year. In such case, the court may grant the Company a maximum of six months in which to rectify the situation. It cannot wind up the Company if on the day it issued judgment on the substance of the matter, the situation has been rectified.

The Company shall be in liquidation as from the date on which it is wound up, for any reason whatsoever.

Winding up will cause the terms of office of members of the Executive Board to terminate. The Supervisory Board and Statutory Auditors shall continue to operate.

Meeting of Shareholders shall retain the same powers as during the life of the company.

The Meeting of Shareholders which decides to wind up the company shall determine the procedure for liquidation and appoint one or more liquidators and determine their powers. The liquidator(s) shall exercise their duties in accordance with the law in force.

The Company shall continue to have legal personality for the purposes of and until the completion of its liquidation. However, its corporate name should be followed by the words “Company in liquidation” as well as the name(s) of the liquidator(s) on any instruments or documents issued by the Company to third parties.

31.

TRANSLATION FOR INFORMATION PURPOSES

Shares remain negotiable until the completion of liquidation.

After liabilities have been cleared, the net proceeds of liquidation are applied to the full repayment of paid up non-depreciated shares.

Any surplus shall be distributed among the shareholders in proportion to the number of shares held by each of them.

TITLE X

DISPUTES

ARTCLE 44 – Disputes

Any dispute which may arise during the life or liquidation of the Company, either between shareholders and the Company or between the shareholders themselves, concerning corporate matters, shall be resolved in accordance with the law and submitted to the jurisdiction of the competent courts at the registered office.

To this effect, in the case of a dispute, any shareholder is bound to designate an address for service of process within the area of jurisdiction of the court of the Company’s registered office, any writs or notifications shall be validly issued to that address.

If an address for service of process is not designated, writs or notifications shall be validly issued to the Public Prosecutor of the Court of First Instance in the area of the registered office.

32.